Exhibit 99.2

Final Transcript

Sanderson Farms Inc - SAFM - Earning Conference Call/Presentation- 08/24/17 11:00 AM

Corporate Participants

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

Conference Call Participants

•	Michael Piken - Cleveland Research Company - Analyst

•	Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Lead Analyst

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

•	Thomas Hinsdale Palmer - JP Morgan Chase & Co, Research Division - Analyst

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

•	Farha Aslam - Stephens Inc., Research Division - MD

Presentation

•	Operator –

Good day, and welcome to this Sanderson Farms, Inc. Third Quarter Fiscal 2017 Conference Call. Today’s call is being recorded.

At this time, for opening remarks and introductions, I’d like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you. Good morning, and welcome to Sanderson Farms Third Quarter Conference Call. Lampkin Butts and Mike Cockrell are with me this morning.

We reported net income for our third fiscal quarter of $115.8 million or $5.09 per share. This compares to net income of $54.7 million or $2.42 per share during last year’s third quarter. Net income during the quarter reflects the accrual of probable liability under our bonus award plan of

$14.4 million before income tax or $0.414 per share after taxes. In addition, quarterly results reflect the accrual of probable liability for our contribution to our ESOP of $12.5 million before income tax or $0.359 per share net of income tax.

I will begin this morning’s call with a few general comments before turning the call over to Lampkin and Mike. Before making any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking companies (sic) [statements] include statements regarding our belief about future grain and fresh chicken prices, consumer demand, production levels, the supply of chicken products and economic conditions and our expansion plans. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our annual report on Form 10-K for our fiscal year ended October 31, 2016 as well as subsequently filed quarterly reports on Form 10-Q.

We filed our third quarter Form 10-Q this morning. I caution you not to place undue reliance on forward-looking statements made this morning as each such statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements. External factors affecting our business such as grain costs, market prices for poultry and the overall health of the economy, among others, can become volatile and will remain volatile and our view this morning might be different a few days from now.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

Thank you, Mike. Our third quarter results reflect a continued favorable supply and demand balance for fresh chicken sold to grocery store customers, slightly lower grain cost per process pound compared to last year’s third quarter and improved market prices for products produced at our food service plants compared to last year.

Market prices for retail tray pack products remained relatively strong through the quarter. And the average market prices for boneless breast meat, jumbo wings and leg quarters were higher. Export demand supported dark meat prices during the quarter. Jumbo wing prices reflect both the popularity of that product and growing demand because of the growing number of new restaurants that focus on wings.

It is interesting to note that we have been short wings at our tray pack plants as well. Overall, demand for chicken remained strong. We have ran 46 Saturday shifts at our tray pack plants since January 1 of this year to meet retail tray pack demand, and market prices have reflected that demand.

The retail price spread between chicken and beef has widened over the summer, and chicken remains well positioned in the meat case. Ad features for Labor Day have been strong. In addition, food service demand this summer has been good. We have talked a good deal since 2008 about lackluster food service demand, but we see signs now that, that is changing.

The Department of Labor’s July jobs report reflected another strong month of job growth in the restaurant sector. Indeed, restaurant jobs have grown faster than health care, construction or manufacturing all year. It is interesting, too, that most of those jobs are coming from sit-down restaurants.

While many national casual dining chains continue to struggle to attract customers, especially millennials, local chains and white tablecloth restaurants are doing a much better job. That is supported by what we see in our business. Taste counts at our distribution customers is up, especially for wings and boneless breast. And most of the new business are coming from local restaurants and so-called local chain concepts. This is also consistent with emerging data that supports the notion millennials dine out differently than their parents. They prefer local, smaller, more intimate dining experiences. And to our benefit, they eat healthier than their parents do. That benefits chicken demand.

Our chicken supply outlook for the balance of this year is consistent with USDA’s estimate of 1.9% increase in chicken production during calendar 2017. That may prove to be a bit higher based on year-to-date trends. Through August 19, USDA reports that 1.1% more head where processed. Live weights are flat with year-ago numbers and total ready-to-cook pounds were up only 1%. While the USDA reports that 2.5% more hatching eggs have been placed in incubators, only 1.5% more chickens have been placed.

With respect to next year, our view is in line with USDA’s estimate of 1.9% more chicken production during calendar 2018. According to USDA reports, while the number of breeders on the ground has increased, egg production per 100 layers continues to trend well below year-ago numbers. While hens slaughter numbers were below prior numbers during the first quarter of this year, those numbers spiked in May and June. Ad trades during 2017 have been lower than last year all year long. The average bird weight trend line, as reported by the USDA, has been flat since 2015.

Finally, pullet placements for the past 6 months are 96.8% of the prior year. None of these factors point to a significant increase in chicken supply for the short to midterm. That said, we expect Sanderson Farms will produce 5.6% more pounds during our fiscal 2018 as we annualize production at St. Pauls.

Feed cost per pound process were lower during our third fiscal quarter despite slightly higher feed grain prices because of improved live bird performance. Throughout the summer, this year’s grain crop has experienced a typical weather market, which is characterized by sometimes volatile price swings in the commodity-based own fears about weather conditions rather than own fundamentals.

However, USDA crop ratings and yield estimates published August 11 surprised to the upside with yields and production numbers well ahead of the trade’s expectations for both corn and soybeans. If realized, these numbers will leave both corn and soybeans well supplied.

We have priced all our grain needs for the balance of our fiscal year. Based on these purchases, we expect our grain cost to be approximately $25.6 billion higher for fiscal 2017 than last year. We expect this higher cost to translate into relatively flat feed cost per pound on chicken processed this fiscal year compared to last year as we offset the higher cash cost with improved performance.

While we have priced only a very small portion of our fiscal 2018 needs at this time, had we priced all of our fiscal 2018 needs at yesterday’s close, our cash grain cost during fiscal 2018 would be essentially flat with this fiscal year assuming we purchase the same volume in 2018 as in 2017.

Of course, we will purchase more grain during fiscal 2018 as we feed more chickens in Palestine and Saint Pauls. Our progress continues in St. Pauls, where our processing plant is currently near 3 quarters’ capacity. The plant represents over 11% more production for the company. We will break ground on the new Tyler, Texas facility in September and look forward to the opportunities that new tray pack plant will create when it opens in the first calendar quarter of 2019.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the third quarter.

•	Lampkin Butts – Sanderson Farms, Inc. – President, COO & Director

Thank you, Joe, and good morning, everyone. Overall, market prices for poultry products were higher during the quarter when compared to our third quarter last year. Retail chill pack pricing during our third quarter was relatively flat compared to our third quarter of 2016, but up $0.02 a pound in the third quarter of ‘17 compared to the second quarter of 2017.

Pricing continues to reflect good demand for chicken and retail grocery stores. Bulk leg quarter prices were up for the quarter compared to last year’s third quarter, increasing 15.9%. Through the first half of the calendar year, overall industry exports of broiler meat were up 4.5% in volume and 8% in value compared to the same period last year. Quoted bulk leg quarter prices averaged $0.386 per pound during our third quarter this year versus $0.333 per pound during last year’s third quarter. The current quote for Urner Barry frozen bulk leg quarters is $0.40 per pound.

Prices for jumbo wings were higher during our third quarter. Jumbo wings averaged $2 per pound, up 40.2% from the average of $1.42 per pound during last year’s third quarter. The Urner Barry quote is currently $2.09 per pound.

Boneless breast prices were higher during our third quarter, increasing by 24.8% when compared to the third quarter a year ago. This year’s third quarter average Urner Barry price of $1.61 per pound compares to an average of $1.29 per pound during last year’s third quarter. Today, the Urner Barry quoted market for boneless breast is $1.43 per pound.

Overall – the overall result of these market price changes was an increase of $0.097 per pound in our average sales price per pound of poultry products sold compared to last year’s third quarter. During last year’s fourth quarter, both leg quarter and boneless breast meat prices were lower than current pricing. Leg quarter quoted market prices during last year’s fourth quarter averaged $0.307 per pound while the boneless quote averaged $1.38 per pound.

Today, the quarter market for these 2 products are $0.40 and $1.43. As a result, our fourth quarter is off to a better start than last year.

In addition to our overall average sales price for poultry products being higher during the third quarter compared to last year, we also enjoyed a slight advantage from lower feed cost. Our average feed cost per pound processed during the third quarter was $0.251 per pound, down from $0.254 per pound during last year’s third quarter.

We sold 1.07 billion pounds of poultry during our third fiscal quarter, a 15.6% increase from the 924.6 million pounds sold during last year’s third quarter. We processed 1.1 billion pounds of breast poultry during the quarter, up 14.9% from the 953.6 million pounds we processed during last year’s third quarter. For the first 9 months of the year, we sold 3.07 billion pounds of poultry products compared to 2.71 billion for the same period last year and processed 3.12 billion pounds this year compared to 2.7 billion last year.

We expect pounds processed during our fourth fiscal quarter to be up approximately 1.13 billion pounds, up compared to the same quarter last year by 11.7%. We now expect to process 4.24 billion pounds this year, an increase of approximately 12.7% compared to the 3.76 billion pounds processed during fiscal 2016.

Lower volume and higher meat cost at our prepared chicken plant impacted its contribution during the quarter. We sold 21.3 million pounds of prepared chicken products during the quarter, down from 24.2 million pounds last year. Our average sales price at that facility increased 0.3%. We will start packing new products for 2 new customers this fall, and we expect volumes to recover with that new business.

At this point, I’ll turn the call over to Mike.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

Thank you, Lampkin. Net sales for the quarter were up 28% from $728 million to $931.9 million. The increase was the result of the increase in our sales price per poultry, as described by Lampkin, and higher volumes.

Our cost of sales for the 3 months ended July 31, 2017 as compared to the same 3 months last year increased 15.7%, and that reflects the increase in poultry products sold offset by slightly lower feed cost per pound processed.

Feed cost in flocks processed decreased 32 points per pound compared to last year’s third quarter. Non-feed related cost of goods increased $0.021 per pound during the third fiscal quarter compared to last year, primarily because of inefficiencies at our new St. Pauls facility and the allocation of $8.5 million in bonus accruals to COGS.

SG&A expenses for our third fiscal quarter were $62 million compared to $44.6 million for the same quarter a year ago. Year-to-date, SG&A expenses include $12.5 million accrued for the ESOP contribution compared to $7.9 million accrued during the first 9 months of last year. We expect to accrue approximately $5 million more for the ESOP during our fourth fiscal quarter and all of the ESOP accrual is booked to SG&A expense.

We also accrued $14.4 million during the quarter for probable liability under the company’s bonus award program compared to no accrual last year. The threshold earnings per share hurdle under the program is $10.96 per share and the top target is $12.02 per share. Should the company earn more than $12.02 per share, every salaried employee in the company will earn 25% of their salary as a bonus.

In addition, key managers earn a bonus if the company’s relative profitability per bird finishes in the top 30% of the industry. We accrued $12.8 million during Q3 for probable liability under the EPS portion of the bonus award program and $1.6 million for probable liability under the performance portion of the bonus.

Top performance under the earnings per share portion would cost approximately $32 million and top performance under the Agri Stats portion would cost $6 million. Approximately 40% of the bonus expense is booked as SG&A and the balance is booked in COGS.

The company’s effective tax rate for the quarter was 34.6%. And for the balance of the year, we’re still modeling 35%. We spent $136 million – excuse me, $130.6 million on CapEx through the third quarter, which includes $25.4 million in St. Pauls, $24 million related to progress payments for the new company aircraft.

We have approved approximately $195.7 million for CapEx for the full year, of which $25.5 million is approved for St. Pauls, $29 million approved for the new company aircraft, $22 million approved for Tyler and $11.9 million has been approved for an expansion of our prepared chicken plant in Flowood, Mississippi.

Net of these items, we’ve approved $107.3 million for maintenance CapEx for fiscal 2017. Our depreciation and amortization was $73.1 million year-to-date. And again, we continue to model $100 million for the year. We also declared $16.4 million in dividends through the first 3 quarters of the year. And as of today, only approximately $19.7 million in letters of credit are outstanding under our $900 million committed revolver, and we remain debt-free.

Before opening up the call for questions, I would like to remind everyone that we will host our investor conference in New Orleans at the Hotel Monteleone on Friday morning, October 13. We will host dinner at the Acme Oyster House the night before on Thursday 9, October 12th and the conference will start at 7:30 Friday morning. We will end promptly at noon on Friday, and we enjoy—we would hope many of you will join us in New Orleans. The registration information is on our website and we e-mailed it out yesterday, and we hope you’ll make your hotel reservations soon.

With that, Shannon, we will open up the call for questions.

Question And Answers

•	Operator –

A. (Operator Instructions) We’ll first go to Ken Goldman with JPMorgan.

•	Thomas Hinsdale Palmer - JP Morgan Chase & Co, Research Division - Analyst

Q. It’s Tom Palmer on for Ken. I had a question first just on industry supply. You noted how well hatchability was in the industry. What do you think is causing this? And why might it start to reverse at some point?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Probably 2 or 3 things. One is there’s been a – over the last 2 or 3 years, there’s been a switch in the industry to a new – 2 new breeds, actually. And I will not identify those breeds. But it’s 2 new breeds and it’s happened over about a 3-year period of time. And those new breeds do not lay as many eggs. As a result of that, they’re keeping them longer. Integrators are keeping those hens longer because they’re not laying as many eggs. And when you keep them longer than 60, 62 weeks, they don’t hatch as long – I mean, they don’t hatch as well. And that’s – I think that’s why you saw the slaughter rates go down in the spring. And – but you got to process them at some point, and that’s why they went back up in May and June. So older hens just don’t hatch as well. At the same time that was happening, they were also switching to a new male. One of the males that was out there has kind of disappeared. And you’ve actually got 2 new males out there as well. And those males are challenging to manage. So I think those are the 2 primary things. And you’ve – we’ve got pretty good profitability, so there’s an incentive for the industry to keep the hen to get the eggs and you got older males and you got older females out there. So I don’t think you’re going to see a change in the hatch until the profitability declines. But they have to sell the hens at some point. They can’t keep them. We are joined owners with (inaudible) plant. So we kind of see from time to time the hens slaughter schedules and they’re moving now, increasing the slaughter rates now. But we saw in the spring that we’re not, then they went up in May and June. And we think they’re going to – the hens slaughter rates are going – start increasing now as well in the near term.

•	Thomas Hinsdale Palmer - JP Morgan Chase & Co, Research Division - Analyst

Q. Also, I wanted to ask about the jumbo business. So last year, how strong pricing was late in the summer. I think at the time you had opined that a further processor might have been stocking up inventory. What’s your outlook as we start heading into that same time of year this year? Are you seeing anything along those lines? Or how do you see pricing progressing from here on that jumbo side?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. I’m all – I’ll tell you what we think. We think we’ll see a seasonal decline, like we always do. But with wing prices so high and no decline in wing prices, we think we may see some activity with wings and tenders going to the wing concept with boneless and tenders, actually, going to this wing concept because there are no wings in the freezers. And when we get heavy into football season, we think the wing concepts in particular and maybe some other restaurants, are going to need to use boneless wings and chicken tenders to supplement during the football season. I’m going to ask Lampkin if he – what he is thinking about that as well.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Well, we know at least one wing concept. They’ve already said, their marketing is going to try to shift. They’re going to pieces of boneless wing, which is boneless breast meat or tender. And they’re going to feature that to try to shift the mix away from some, away from wings toward that product. So that will take a little pressure off wings at that concept and they’ll sell a little more white meat. I think Joe is right that after Labor Day, seasonally, we’ll see lower prices for boneless breast, lower prices for tenders. I think leg quarters and I think wings are going up in football season and leg quarters are steady right now, where we have product price through at least 3/4 of September at steady values. It’s not unusual to see leg quarters – leg quarter prices decline in the fall. But maybe $0.01 or $0.02 a pound. We – the end of last year, we got down to $0.29. We don’t see that coming this fall. We think we’re at $0.40 frozen fourth now and you could see a $0.01 or $0.02 less than that, but pretty good shape.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. But we think boneless and tenders are kind of going to be supported by wing prices.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Yes.

•	Operator –

A. The next question comes from Francesco Pellegrino with Sidoti & Company.

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

Q. So I just want to touch basically on some of your pricing formulas with customers. We don’t really got that much insight just due to the proprietary nature of where certain cutouts are priced. But just in a period of time with, I guess, high demand for jumbo wings, tight supply that this would be an opportunity for you guys to sort of get some pricing power. And when I say pricing power, I think you price your products at a discount to the spot market. And I would have just thought with all the cutouts except for I think it was breast tenders that were down year-over-year according to Urner Barry. What should we be thinking about in regards to like your level of discounting and pricing with customers? I do realize some of your pricing isn’t on the spot market, obviously. So the opportunity to realize this lucrative uptick might be a little bit less due to some longer fixed contract pricing.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, the (inaudible) about wings and bone start meat, what has happened with that with our regular customers.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Price increase?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Yes, our formulas with food service distributors, those that we sell on a regular basis, we have formulas that are tied to Urner Barry. And it may be Urner Barry minus a number. You’re right about that, but a spot load is just negotiated. It’s negotiated relative to the Urner Barry quote that day, but the formulas are tied to Urner Barry. If I’m hearing you right, you’re correct in that if demand is excellent, like it has been for wings all summer, we should have pricing power for that. And we have gotten some price increases on wings and also boneless dark meat because of excellent demand.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. And that’s from regular customers. And of course, if you ever have any of that, which we hadn’t had any excess of that to sell on the spot market. But if you did, you could name your price on wings or boneless dark meat. And then on spot market, like for next week, if you have any, you can name your price on boneless, but we don’t have any available.

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

Q. Let me ask it in a different way because during the third quarter of fiscal ‘15, when avian influenza popped up and we had export opportunities, those channels closed off, there was a supply glut here in the U.S., which caused you to do some very heavy discounting. And I would think right now, we’re seeing – we could be potentially seeing. And when I say discounting, I’m talking as a percentage of spot, not $0.10 or $0.15 back of spot. I’m talking a percentage, and I would think that percentage would be decreasing as prices increase.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. That’s correct. That’s correct.

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

Q. Okay. Is the level of discounting right now as good as it’s going to get?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. There’s no discounting right now. There’s no discounting right now. They’re probably – after Labor Day, the last 2 weeks of September, you could probably – you might see some. But it depends on – you’re not going to see it on wings and I don’t think you’ll see it on tenders much. It just depends on – everybody will be shy maybe on boneless to see what’s going to happen to that if these – if further processors, if these boneless wings start materializing. It – for the wing people, for the wing concepts, just depends on when that demand for the boneless wings materializes.

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

Q. Okay. And maybe with these rising cutout prices that we’re seeing, at what point does the cross price elasticity of demand in some of the superior products, whether it’s pork or beef, start becoming a big factor towards that consumer decision? Is there any cutout price in particular that you see maybe as approaching its ceiling sooner rather than later?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We hadn’t seen any effect from beef or pork yet, none. As a matter of fact, the spread between beef and pork and chicken has increased. Didn’t I say it short?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes. Last week, when the retail numbers came out, Francesco, the retail spread between chicken and beef went up. Between chicken and pork, it came down a little bit primarily because the number of features for pork dropped off significantly. I think pork belly is in bacon.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, belly. It was pork.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes, they kind of hit their peak. As we’ve said before...

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. The bellies came off significantly. And that’s what dropped the spread. It wasn’t the primal cuts. It was the belly price.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. It’s all about bacon.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. And other than bacon, we’re happy to compete with anything. I eat a lot of bacon, but we’ve always said that we watch it. It’s important. We would rather compete against top price beef and pork. But at the end of the day, we don’t put a lot of – we don’t deem it really material.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We’ve always said this, and I’ve said this back in ‘14 and ‘15, people will eat some chickens, some beef and some pork. It hadn’t been a factor.

•	Francesco Pellegrino - Sidoti & Company, LLC - Analyst

Q. Okay. If at the Analyst Day, you see me eating a piece of bacon instead of a jumbo wing, that same game is on. You have the right to come over and stand by me.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. I’ll come over and stand by you.

•	Operator –

A. Next question comes from Heather Jones with The Vertical Group.

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Q. I had a few questions. First one, your retail price. So you mentioned it was up sequentially but essentially flat year-on-year. And I’m just going to hope I remembered correctly but I think about 20% of your pounds go into tray, about half of that was still benchmarked to the old Georgia Dock price and 1/2 is promos or UB. So when I look at the UB price, that is up year-on-year, especially when you look at this new composite they put out. So I’m curious as to why your pricing and I think the promo things you do are based off UB. So I’m wondering why your retail price wasn’t up year-on-year. And the second part of that question is, when you’re able to renegotiate some of these contracts given the strength we’ve seen at retail, should we see meaningfully higher pricing on your retail business in 2018?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Well, our retail prices in the third quarter were over $0.02 a pound higher than the second quarter of this year.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. And they were also up compared to the third quarter last year.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. It was up about $0.01 in a quarter.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. $0.01, I think. Yes, yes.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. But we just didn’t...

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Heather, we don’t have anything priced off that new Urner Barry composite.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Everybody is looking at that.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Everybody is looking at it. Everybody wants some history. The increase in prices we’ve gotten have been because of feature prices tied to Urner Barry and Urner Barry being higher or an ad price that’s negotiated. And we’re able to negotiate a higher price if boneless breast is $1.60 or $1.70 versus $1.40. And we’ve gotten some – we asked and received some price increases from customers who realized this summer that the Georgia Dock was still there, their prices would have been higher. And it translates into that $0.025 a pound in the third quarter.

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Q. So going into ‘18, when these contracts are renegotiated, when it’s no longer you relying on your customer’s goodwill, should we expect higher pricing?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. We’ve got some accounts that I would expect to get higher prices.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. But it won’t be a majority. It’ll be – I mean, if varying costs are where they are, you’re going to get some. But most of them are – it’s not going to be...

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Some of them are fine, right?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, some of them are good.

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Q. So you’re – okay. So it sounds like more of your retail business is moving a cost function as opposed to a market function, because I understand if your contracts are set and you’re still tied to the Georgia Dock. But when those get renegotiated to the tied to the UB composite or an EMI composite or whatever, it would translate to higher pricing. But it sounds like that’s not going to happen and you mentioned grain. So it’s more that your retail business move into a cost relationship?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. No, we don’t have any.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. No, we won’t do that. I don’t – it’s just a factor that will be considered. It won’t be a cost-plus deal. We won’t ever do that. But our retail pricing is – our customers like what they have right now. And they like knowing where they’re going to be. And frankly, it’s worked out well for us. We never thought it would. It has. And – so I don’t know if it’s going to move to an Urner Barry or what, I don’t really know.

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Q. Okay. Okay. And I have worked to like look at the change in slaughter year-to-date versus the corresponding period for egg sets, just using a 10-week lag between the 2. And there’s about 150 basis point gap between where egg sets have trended and where slaughter, as far as head, has come in. And some of that is the hatchability issue, but the change in hatchability doesn’t explain all of that. So I was wondering, do you think they’re – the higher mortality issues that we’re seeing with never – no-antibiotics-ever production, could that explain the remainder? Or is there another factor that I’m not thinking about?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Livability, if you look at...

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, hatchability is – we know what that is.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. 1% less, right?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes. Well, 1% hatched, but you – chicks placed is what you need to look at, and that’s definitely part of it. And then I hadn’t noticed – we hadn’t – I hadn’t studied the slaughter.

•	Heather Lynn Jones - The Vertical Trading Group, LLC, Research Division - Research Analyst

Q. But I mean, have the all know – read anything or noticed anything about livability for the industry?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, yes, yes. We look at the livability.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Livability.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes, you’re right. The chick placement rate is up 1.5% and yet the slaughter rate is only 1%. So you have 1%.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Livability would explain that.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Livability explains that, has to be.

•	Operator –

A. Next question comes from Ken Zaslow with Bank of Montreal.

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

Q. Just a couple of questions. One is when you think about 2018, can you talk about what type of production levels you’ll be thinking about? And when I say that, I kind of want to separate into the weights as well as the heads. But also, from the livability, all these different things that are coming down. Can you give us some kind of parameters to how to think about it?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Are you talking about the industry or us?

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

Q. The industry.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, we think about – we think USDA 1.5% to 2% and...

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Head process.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Head process. And if you want to say 2% and then that minus exports and we’re optimistic about exports as well for next year. And that would give you – we don’t think live weights are going to go up. They’re going to be flat like this year. We have not had our meeting with the breeders, primary breeder yet, to see where they are on this woody breast thing. But they had already told us it’s going to be 5 or 6 years. So we don’t think live weights are going to go up. They might jump a little bit in the fall when you get to the cooler weather. But people are going to have to keep the live weights down to control the woody breast. So we don’t think live weights are going to move appreciably.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes. Ken, if you look at what the USDA is estimating, they’re estimating 1.9% more pounds. But they’re also – they’re estimating that exports next year compared to this year are going to be up 3.2%. So when you take those exports out of the additional ready-to-cook pounds domestic consumption per capita is actually less than 1%.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. And of course, we don’t know today. We know what we’re going to do, but we don’t know what 2018 is going to bring. But the USDA estimate looks reasonable based on what we know.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. And the breeder flock is supposed to be – there are going to be fewer breeders, we think, because it’s not for domestic. Breeder flock will be lower because there will be fewer hens on the ground because their starting to place pullets back in Mexico. So everybody – you need to recalculate, knowing that pullets are going back into Mexico and not – they’re not being shipping eggs into Mexico anymore, they’re putting pullets in Mexico.

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

Q. So if I kind of think about – so what would take you off your current margin structure in 2018 if production will be at those levels, exports is strong and you have plentiful supplies of feed?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Of grain, yes.

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

Q. One of grain, yes. I mean, what is the shock to the system that can alter the trajectory of your current margin structure?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Either have a crop failure this – crop failure in South America this winter. This crop has not been yet here, although this August weather had been pretty good for beans. We were surprised by that August WASDE report. It surprised us all down here. A geopolitical event, something with NAFTA. We get nervous every time the President starts talking about that, but it’d be something out of the blue like that.

•	Kenneth Bryan Zaslow - BMO Capital Markets Equity Research - MD of Food and Agribusiness Research and Food and Beverage Analyst

Q. Okay. No – okay. And then also just to be clear, if you don’t – you’re not worried about the USDA’s proposal, or are you worried about the proposed idea that they might increase the line speeds at poultry plants? From, I think, it’s like 140 birds per minute to 175 birds per minute. Is that at all a factor in any thoughts going forward?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Not for 2018. That’d be down the road.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Even if somebody wants to do that, Ken, they’ve got to do bricks-and-mortar and add chiller capacity and they’ve got to build chicken houses and hatchery capacity. You’ll have plenty of warning about that before it happens.

•	Operator –

A. Next question comes from Farha Aslam with Stephens Inc.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. Joe, you have the reputation of having one of the best grow-out in the industry. So when you’re improving your bird performance by about $25 million, $26 million in a year, that’s pretty notable. What’s driving that improvement? And is that sustainable?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We have good – we have excellent management in our lab grow-out. The breed we use is improving annually. And we have a lot of new housing and our growers are – or do a good job, but the bird we have improves annually. We expect that bird to do it’s – you have to manage it. But we expect that bird to do well every year and then improve every year. Now we’ve got to – I don’t know, we expect the feed conversion to improve annually.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. So feed conversion, when we think about next year, can we put in another like $25 million, $26 million into next year and improve feed conversion? Or was there something that particularly improved materially?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, there’s a lot of stuff that goes into that. One is our nutritionist is part of that. The weather. One thing that happened this summer with the exception of Texas, and Texas had about a month of real hot weather. But we had mild weather really across Georgia and Mississippi. We didn’t really have the 98, 97-degree temperatures we would normally have. We had a mild summer with the exception of probably 6 weeks in Texas. And we’re going to be – aren’t we going to get into 80s?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. This weekend, yes.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, so we should be 95 degrees here this weekend, it’s going to be 87, 88 degrees. So we had mild – we had a mild summer. There are a lot of stuff, but it starts with good management and good, all the way from of the top down to the grower, good facilities, good nutritionist, a lot of stuff.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Farha, there won’t be $25 million improvement just in feed conversion. I mean, we may get more than that between live production processing and sales.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. What’s 2-point fee conversion?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. $0.025.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. That’s $0.025 of pound. What was your operational? How much was that – were operational go, $0.5 million a month?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes, 5 points was $500,000.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. A month?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. A month. $6 million, $10 billion a year.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, that’s not $25 million. That’s a $0.025, $10 million, $12 million. I don’t know. We expected to be better again next year.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. All right, that’s helpful. And then you’re committing capital to Foods. That’s a division that historically struggled somewhat. Has that improved? Are you now at full capacity? Are you happy with the profitability there?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, it didn’t – it wasn’t very profitable in July. Because, I mean, our raw material cost came in there. But we – it’s been good all year. And as – when they started paying over $2 for chicken tenders, it then looks over $40. But yes, we’ve – the trajectory that it’s on, we feel fine about it. And we made that decision to – it was at full capacity. And we’re going to increase the capacity on the Cook Line up there by 100%. We’re going to double the cooking capacity on the Cook Line by 100%.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. And how many Cook – do you have other things except fully cooked line? You have part fry, et cetera.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We do. Well, it’s not fully cooked. It’s part fry, and then we have an IQF line up there.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. Okay. And so this CapEx, it increases capacity at that division by 25%, 30%, 100%?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. 50%, 50%.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. 50%, that’s helpful. And my final question is on China. Any update on when we could get U.S. poultry into China?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Nothing specific. They sent a delegation over here in June. And we understand they’re coming back in September. But we don’t have any idea about when the market may open.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Farha, you’ve got to get – the tariffs have got to dealt with to get chicken in. If they lift the AI ban, then we could ship chicken feed directly into China. But you still got the tariffs in place, we’re going to keep leg quarters out. We think we’re closer to getting the AI ban, lifted ban, getting the tariffs resolve.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. And even when the tariffs are resolved, do you anticipate getting much terms of like leg quarters, given that leg quarters are trading pretty high and kind of tends to be a value market?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. No. We never shipped any leg quarters over there unless they were below $0.25 a pound.

•	Farha Aslam - Stephens Inc., Research Division - MD

Q. Okay. So we should just really think about that sort of $4 million to $5 million a month coming back to you on the paws?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, I think that’d be a conservative way to look at it.

•	Operator –

A. Next question comes from Michael Piken with Cleveland Research.

•	Michael Piken - Cleveland Research Company - Analyst

Q. Just wanted to see your thoughts on the industry as intentions for this fall. I mean, I know the exit numbers have been up recently. Some of that is suppose of the hatchability. But do you expect the industry to take their normal seasonal touch this fall? Or with profitability being strong, do you expect less and what are your intentions?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, I don’t have a clue about what anybody else will do. We’ll do our regular thing. But I don’t have any idea what anybody else was doing.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Which will be November and December for us.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	Michael Piken - Cleveland Research Company - Analyst

Q. Okay. I guess, then maybe put it another way. Like, I mean, do you have a sense, I mean, the last couple of years, we’ve seen boneless skinless sort of dip below $1 a pound in the heart of the winter. I mean, this year, I mean, I know it’s tough to forecast prices. But would you expect sort of in this type of environment that we would have a higher seasonal low for both breast meat and leg quarters as we trend into the winter months?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. I think I do because of the price of wings. And I don’t know that it’ll stay at $1.43, but I – we are – with wings being over $2 a pound and nothing in inventory, I feel like some of the breast meat is going to move to the wing concepts and maybe even some chicken tenders as well. And so I don’t – I remember chicken tenders get – what was the price and chicken tenders last...

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. It got down. $1.98 in September down to $1.31 in December.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, so I would think maybe you might see higher lows on both of those products, boneless and leg quarters.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. And leg quarters for sure. I mean...

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, we think. Yes, we don’t think leg quarters will go down as low as they did last year, either.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. And Mike, boneless start dropping in October last year and we spent most of November, December and into January at $1.06. That’s low.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. I think we might be able to beat that.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. That’s because of wings - that’s we think that.

•	Michael Piken - Cleveland Research Company - Analyst

Q. Okay, that’s helpful. And then just shifting gears here for my last question. Could you give us some idea of, like, what the average feed conversion ratio should be for big birds versus like tray pack? Just trying to understand how it’s evolved over the last couple of years because we used sort of a blanket $1.95 or something like that. But if you could break it down a little bit more by category, that will be helpful.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, that proprietary with us. And it kind of depends what kind of feed you’re feeding them, too. We had – our feed formula is proprietary. And therefore, our feed conversion is, too. Some people run a higher density feed than we do. And that by amino acids and calories and it...

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. The rumors are 10 to 1.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. And it’s totally different. We – but we don’t divulge that.

•	Operator –

A. We go next to Adam Samuelson with Goldman Sachs.

•	Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Lead Analyst

Q. So maybe just a clarification question on the fourth quarter and the way – and the bonus accrual this quarter. So year-to-date, you’re at $9.10. Last year, you did $3.36 in the fourth quarter. Your feed cost seem fairly benign. Pricing tracking up year-to-date. Even if SG&A is higher, it would mean seem like the fourth quarter is tracking above the prior year levels, which would put the bonus above the maximum threshold. I just want to be clear, you didn’t accrue the full bonus in the third quarter. So it will be, normally, if you’re thinking you’re going to hit it, you accrue 3/4 in 3Q and then 1/4 in 4Q?

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. Yes, let me tell you what we did. You’re right. But remember, last year’s fourth quarter didn’t have a bonus in it. This year’s fourth quarter will be net of the bonus accruals. So keep that in mind. So this year, in the third quarter, SG&A was hit $5.8 million for the bonus. If you stay on the current trajectory, and we were conservative with this, but if you stay on the current trajectory and accrue toward the midpoint of the earnings per share, you would accrue another $1.5 million in the fourth quarter. If we get past Labor Day, 2 weeks past Labor Day and this market is still good and we start accruing towards the max, that’s $8.6 million in the fourth quarter in SG&A. With the ESOP $12 million in SG and $12.5 million in Q3, and as we said in our prepared remarks, we’re thinking about $5 million in Q4. There were $8.5 million in COGS during the Q3. If you accrue to the max or if you hit the max, there will be $13 million in COGS in Q4. And if you hit the midpoint, which is what we’ve accrued to right now, it would be $2.1 million in COGS in Q4.

•	Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Lead Analyst

Q. Okay, that’s very helpful, Mike, and maybe just to be clear, I mean what’s – given what you know today from relative to accruing towards the midpoint versus the high end, what is keeping you from getting towards that upper end of that accrual, just trying to think [ph] market (inaudible).

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. The same thing that we – the same reason we always wait to the third quarter because we just don’t know post Labor Day, as Joe and Lampkin had said already this morning, we already see a fall-off in the market and we model a very conservative fall-off. And we may get again. August is better than last year. August is better than July right now. August is good. But post Labor Day, the question is whether it’s probable or possible. Is it possible we hit 12 02? Absolutely.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We will – I mean, we will – based on what August, we’ve got pretty good head on in August. So based on August, our August accruals will be based on the 12 02. Our August accrual is going to be better than July. So we’ll do the full tilt for August. And then we’ll see what September is like. You do it month-by-month in the fourth quarter. We just had to pick a number in July. So in July, we pick the midpoint. But now August, we know what August is going to be. So in August, we’re going to accrue the full tilt.

•	Adam L. Samuelson - Goldman Sachs Group Inc., Research Division - Lead Analyst

Q. Okay, that’s helpful. And then maybe just kind of separate question. On the export market side, I mean, it’s – you talked about – I mean, you talked about this unease with NAFTA, any comments from the administration? But besides Mexico, can you talk about the breadth of export business that you have or the industry is seeing especially if we get into the winter months and maybe with a little less AI in Europe that – those are nice tailwinds earlier this year?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. We’ve seen – we’ve had good demand from Mexico. although overall, Mexico is down. The imports were down a little bit from a year ago.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. But not for us.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Not for us. But overall, a little less in Mexico. It has more to do with the dollar versus the peso and some competing meats from Brazil earlier in the year than just pure demand. But other countries, Angola’s volumes way up just from a higher price of oil. Cuba’s volume has been very good this year. The demand, South Africa reopened, and it looks like they’re going to end up buying 65,000, 75,000 metric tons this year. It’s just pretty good in different parts of the world and really no – no serious issues anywhere other than China being shutdown.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. South Korea opened back up.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. South Korea has lifted the ban completely. We haven’t bought anything yet, but we’re expecting them to.

•	Operator –

A. Next question comes from Jeremy Scott with Mizuho.

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Q. So lots of positive commentary on the sustainability of pricing. It gets me thinking as it likely does for everyone following Sanderson as to what’s holding back the new capacity announcements? Can you talk about some of the structural changes in building capacity in this market? There’s been a lot of talk about labor shortages for some reason more than others. But can you also talk about some of the regulatory challenges companies might see at the local and county level today versus 5 years ago? And then anything else that might be stalling the growth of the capacity in the industry today.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, I think the biggest hurdle is the cost. I mean, to go out and build a new complex is $175 million to $200 million depending on if it’s deboning plant or a tray pack plant. And there are probably 6 or 7 or 8 companies that would do that, that would take on a task in a balance sheet test like that. In addition to that, it is a challenge to find a location that meets all the criteria of growers, labor, water, that you have to find the community that wants you and agriculture area – agricultural area and there – we have a list of 50 different things we look at before we locate. And it takes a year to develop a location and it’s pretty good job finding a location that meets all that criteria. Regulations, that’s not a big deal, if you do your homework. Finding water and water for growers where they can dig wells and aquifers and labor and – that’s a big deal. Railroads, that’s a big deal.

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Q. Right, that’s very helpful. And maybe a couple shorter-term questions. You guys made an impressing call at your Investor Day staying close to the feed market. Given what you’re seeing and hearing out there today, do you think we have room to go on the downside? Or do you think corn and soy will settle down at these levels?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. If this yield – if what they said in August, if the yields hold up where they see it, you might get a little more downside, particularly in soy. Carryout on corn is already lower than I thought it was going to be, obviously. But soy may have some more downside in it.

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Q. Great. And I wonder if you can opine on the shifts in big bird, tray packs, small bird profitability in the last couple of quarters? It seems like there’s been a bit of a shift back to big bird that maybe that’s part of the lower feed cost. But wondering if you can comment on that.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. There’s been a significant shift beginning in what, was it March or April? When did it start?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. March.

•	D. Michael Cockrell - Sanderson Farms, Inc. - Treasurer, CFO & Director

A. March.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Shifted back to big bird in March significantly. And it’s been – tray pack is good, but big bird is substantially better right now.

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Q. Okay. And then just on your NAFTA comments last quarter, you seemed pretty confident that the executive counsel recognize how important Mexico was to the industry, particularly in ag, really it’s probably a bit more cloudy these days. But has anything changed your thinking with regards to the prospects in Mexico in the field?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, Lamp and I have spent several days in Washington in April, and I was very comfortable when I came home and I’ve been comfortable on last couple of weeks, there have been a couple of flare-ups. And I guess, I needed to get adjusted to hearing that, but it still bothers me from time to time when I hear it. But I think it’s okay. I think we’re fine. But I still get indigestion every time the President says something about it.

•	Jeremy Carlson Scott - Mizuho Securities USA LLC, Research Division - VP of Americas Research

Q. I don’t think you’re alone there. And then just, finally, obviously, you’ve been outperforming your expectation. What’s your thoughts on a special dividend this year? How does that fit in with your CapEx plan?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. It doesn’t have anything to do with our CapEx plans. We’ll consult with our Board and make recommendation to our Board in October and see what the Board thinks. September, I’m sorry, it will be in September. And it won’t have anything to do with our CapEx plans. We will do our budgets in August and – but special dividend will depend on our cash position, which is fairly healthy, I think. And CapEx plans, we know what – I know what roughly that’s going to be. And we’ve got a complex to build and I kind of know what our CapEx is going to be. So...

•	Operator –

A. Next question comes from Akshay Jagdale with Jefferies.

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. So first on the breeder flock. I mean, are you at all surprised at where we are today relative to, let’s say, 6 months ago? Like, if we were talking 6 months ago, would you have expected the breeder flock to actually be up 4.5% year-over-year today?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. No.

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Okay. So what and why isn’t that – so if we maintain that sort of 4% growth rate, why won’t we have a similar amount of chicken-like growth in production next year? I mean, isn’t that in any way, like why shouldn’t we be concerned about that?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, if you look at the pullet placements, the pullet placements, have you looked at those? Do you see the pullet placements?

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Yes, so the pullet placements are down – trending down significantly from a growth perspective and declining, yet the breeder flock is up, which tells you what you referenced before, the mature hens slaughter has been down a lot. So I get the math of it. But if your short eggs and the age is getting a little too long, if you’re managing a chicken company, the next step would be to put on – put more pullets on the ground, right? And so, in a way, it’s like almost backward looking. But yes, the pullet placements have been down. But you have companies now, like Tyson, who are actually, for the first time in a long time, going to increase live productions. So I don’t know what the pullet placements are going to look like next 6 months. But the mature hens slaughter has been down a lot and the breeder flocks up a lot. So I’m just – I don’t know if you have a view on what’s going to happen with pullet placements, but that might be helpful in understanding why the breeder flock won’t at least maintain its level where it is today.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Well, I think the breeder flock’s going to stay where it is as long as there’s this much profitability out there. I think they’re old hens, and – but – I still, that doesn’t translate into a lot more baby chicks because they won’t produce as many eggs and what eggs they do produce are not going to hatch. So because the breeder flocks 4% more, that doesn’t 4% more pounds of chickens. Does that math work for you?

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Yes. No, no. I understand that that’s what we’ve seen historically. But it seems to me that the productivity issues, whether it’s hatched or livability. And livability actually has been a pretty big issue, too, seems to be sort of like unintended consequences of production decisions being made, right? So I mean, is your – I’m assuming your company, you’re not seeing hatch and livability down as much as the industry is seeing, are you?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. You’re correct about that.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Right.

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Yes, so my point is, like, I don’t think anybody in the industry is – I mean, they’re losing money, right, by having a loss in productivity. So I’m sure they’re going to try their hardest to reverse these trends. And it just seems to me that it’s been – I mean, it’s been going on since 2013. Hatchability and livability have been on a unusually downward sloping sort of trend over that period. So it just seems unintended, right? I mean, I don’t know of any company that’s intentionally doing it. We understand there’s been some major changes like the breeder change and not – the antibiotic free, et cetera. But at some point, productivity in aggregate will start to trend higher, right? I mean, there’s no reason that we should believe that, that won’t happen at some point, correct?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. What I think has to happen is pullet placements have to go up. And they’ll have to put more pullets out and get a younger flock out there. And when you – when the pullet placements go up and a younger flock is out there and they’re selling hens at 62 and 63 weeks of age and placing eggs out of younger hens, then the hatch will go up and the livability will go up because of – and then you will – but nothing is going to change until that happens. You’ve got to say pullet placements increase.

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Right. But the – if I’m not wrong, and I might be wrong. I’ve been wrong lot of times. But the – at your Investor Day last time, there was a slide where the actual age of the flock was estimated over the last 5 years. So when we talk about the average age of the flock being higher, that’s relative to like a year ago, right? But relative to 5 years ago, it’s not really – I mean, it’s gone sort of up and down and sort of up again. But can you provide some like historical count – I mean, the point I’m really trying to make is a couple of years ago, the flock was pretty productive and young, but yet we had all these productivity issues. You’re following what I’m saying? Like, it’s definitely the age has creeped up recently. But a couple of years ago, we were at what some experts were saying an age for the breeder flock that was pretty optimal, yet we had productivity issues.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. I don’t recall that. I remember in 2014 when the profitability was really good and the breeders, the primary breeders didn’t have enough breeders, you remember when they didn’t have the grandparents stock and the parent stock?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Right.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. People were holding breeders hens longer then. And we had an older breeder flock in 2014.

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. And the hatch rate was down, I mean, egg production was down 2% during those months as well.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Yes, that was in the spring of 2014. And you had an older breeder flock then. And the – you got the same thing happening right now, I mean, lower egg production and lower hatchability. And the only thing that corrected that was more pullets, then they started placing pullets. They started the – but took a year for the primary breeders to build the houses and then we got more pullets coming in 2015 and ‘16, I believe, didn’t we?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Yes. Certainly an improvement.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. And we got – now you’ve got that flock. But in the meantime, that made the breeder change. And when they made the breed change, they lost eggs. And when they lost eggs, now they have to – they’re having to hold the hens longer. And now because of that, you lost hatchability.

•	Akshay S. Jagdale - Jefferies LLC, Research Division - Equity Analyst

Q. Perfect. Just one last one to finish off, close off the loop. Any insights from your breeder contacts as to what we might end up seeing on pullet placements over the next 12 months? I mean, with profitability at record highs, demand looking pretty strong, why wouldn’t companies be putting on more pullets?

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. We do have some insight. Lampkin, why don’t you share that?

•	Lampkin Butts - Sanderson Farms, Inc. - President, COO & Director

A. Our primary breeder tells us no large increases there. They’ve really maxed out on any additional pullets for this year. They are expecting pullet orders from us, for Tyler, Texas, of course, that will be next year. And then we’ll ramp up St. Pauls between now and next year. You’ve got (inaudible) some time. We’ll open up Siler City, North Carolina in North Carolina. But no, they don’t see any large increases in pullet orders.

•	Operator –

A. And ladies and gentlemen, with no further questions in queue. I’d like to turn the conference back over to Mr. Sanderson for closing remarks.

•	Joe F. Sanderson - Sanderson Farms, Inc. - Chairman & CEO

A. Good. Thank you for spending time with us this morning, and we’ll look forward to reporting our year-end results to you in December. Thank you.

•	Operator –

A. Ladies and gentlemen, that does conclude today’s conference. We thank you for your participation, and you may now disconnect.